EXHIBIT 10.9

                          STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement ("Agreement") is made and entered into this 25th day of July 2002 by and between BSI2000, Inc. ("BSI"), a Colorado corporation with offices located at 12600 West Colfax Avenue, Suite B410 Lakewood, Colorado 80215 USA and Titan Secure Solutions ("Titan") a division of the Titan Corporation and a Delaware corporation with offices located at 1900 Campus Commons Drive Reston, Virginia 20191 USA.

Whereas, Titan provides secure information systems, system support, and products on a global basis and has received a Letter of Intent from the Kingdom of Saudi Arabia ("Kingdom") Ministry of Interior that regards a national ID card program ("the Project');

Whereas, Titan expects to soon receive formal notification that it has won the contract for the Kingdom Project;

Whereas, BSI builds and markets custom and off-the-shelf identification and transaction systems that use optical cards whereby an optical card drive, controlling computer board, and/or display, and other components are integrated into a single small (defined as less than one cubic meter) on-line/off-line transaction device (hereinafter "TD");

Whereas, Titan wishes to employ the optical card products, both custom and off-the-shelf, provided by BSI to satisfy the needs of the Kingdom Project and BSI wishes to provide such products and services to Titan.

Therefore, in consideration of the mutual covenants hereinafter set forth, BSI and Titan hereto agree as follows:

1. Strategic Alliance. The parties hereto agree to work together in good faith, on a bilateral exclusive and best efforts basis, to satisfy the requirements of the Kingdom Project with Titan responsible for all negotiations with the Kingdom for the Project on behalf of the alliance.

2. Specific Exclusivity. The parties hereto agree that Titan, and only Titan, will have the exclusive right to market and sell the products, including TDs, of BSI, original, custom, or modified, into the Kingdom for the Project. BSI agrees that it will not, during the term of this Agreement, design, market, or sell, either solely or in partnership or cooperation with any third-party, any optical card based products or services into the Kingdom for the Project without the express written preauthorization of Titan. Titan further agrees that it will not, during the term of this Agreement, design, market, or sell, either solely or in partnership or cooperation with any third-party, any products that perform essentially similar functions as the TDs or that have similar integrated characteristics as TDs without the express written preauthorization of BSI provided that Titan and BSI enter into a mutually acceptable purchase order for each of the specific products that Titan requires in its fulfillment of its Project for the Kingdom of Saudi Arabia.


                    BSI/Titan Agreement - 020708 - Page 1 of 5

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      For purposes of this paragraph,. products that perform essentially similar functions as the TDs sold by Titan into the Kingdom for the Project will only be obtained from BSI.

3. Responsibilities of BSI. BSI agrees that it will use its best efforts to design, manufacturer, and provide TDs and possibly other optical card systems, in a timely manner, to Titan, according to specifications provided by Titan, for resale by Titan into the Kingdom for the Project. BSI further agrees that it will assist and support Titan to the best of its abilities to further the goal of selling TDs into the Kingdom. BSI further agrees that it will initially design and develop, at its own expense, a version of the TD that is specific to the needs of the Kingdom for the Project as specified by Titan and that two physical TD units, as modified, will be installed and supported, and then permanently left in the Kingdom by BSI at its own expense. BSI believes that approximately 60-90 days will be required for it to design, develop, and deliver the special Arabic language units. BSI, however, reserves the right to refuse any purchase order from Titan in which case Titan will be free to purchase the specific requested optical card component elsewhere.

4. Responsibilities of Titan. Titan agrees that it will use its best efforts to actively promote and sell TDs, either off-the-shelf or custom, to be provided by BSI into the Kingdom for the Project. Furthermore, Titan agrees that it will, to the best of its abilities, provide detailed specifications and requirements to BSI that reflect the assessment of Titan as to the wants and wishes of the Kingdom for the Project. Titan further agrees that it will be responsible for all negotiations in the Kingdom for the Project that involve TDs.

5. Pricing. BSI will provide pricing to Titan on an individual basis that will depend on exact requirements and configurations of TDs as are required by the final detailed specifications.

6. Manufacturing License in the Kingdom. The parties hereto understand and agree that the possibility exists that Titan may be requested by the Kingdom to establish a TD manufacturing facility in the Kingdom. BSI agrees that it will, in that eventuality, negotiate in good faith to that aim.

7. Ownership of Technology. The parties hereto agree that ownership of all associated technology, already developed, will not change as a result of this Agreement. The parties further agree that BSI will retain all rights and ownership of all software and/or hardware technology and all patents that it will develop that is contained within or used by the TDs and that any software that is developed by Titan to access or interface to the TDs shall remain the sole property of Titan.

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8.    Term of Agreement. This Agreement shall become effective on the date hereinabove first shown and the Agreement shall remain in force as long as Titan has an active contract in place for the Project in the Kingdom or until the Agreement is cancelled as allowed in paragraph 10 titled Termination of Agreement.

9. Confidential Information. The parties hereto acknowledge that certain business or technical information that may be disclosed by either party hereto to the other represents valuable, proprietary,, and trade secret information that is the property of the disclosing party. Such information includes, but is not limited to, unpublished product specification and related technical data such as drawings, data, source computer programs, software, and other items; customer lists; marketing plans; the internal organization, business relationship and other affairs of the disclosing party; and other items (hereinafter "Proprietary Information'). The parties hereto agree, that during the course of this Agreement, and at all times thereafter, as specified herein, to keep all Proprietary Information confidential that disclosing parties indicate, in writing, at the time of disclosure to be proprietary and to not disclose Proprietary Information to any third party, without the express written approval of the disclosing party, other than to those employees or agents that must have access to Proprietary Information in order to effectively perform the obligations under the Agreement. The parties hereto each agree to take the same steps that they each utilize to protect their own similar proprietary information, but in any event not less than reasonable means, to protect all Proprietary Information received hereunder. The obligations of the parties hereto that receive Proprietary Information, as set forth above, shall not apply to any disclosed information that appears in any printed or recorded public publication or that ceases to be proprietary other than by disclosure by any party hereto; or that can be shown, by documentary evidence, to have been in the possession of a receiving party prior to receipt hereunder; or that is available or becomes available, without restriction to the receiving party, from a source independent of the disclosing party, or that is agreed to be unrestricted by the disclosing party in writing; or that is developed independently by the receiving party; or that is required to be disclosed by the recipient party by a government agency of law, so long as the recipient party provides the disclosing party with written notice of the required disclosure promptly upon receipt of notice of the required disclosure; or that is not received by the receiving party, in tangible form and conspicuously marked "proprietary", "confidential" or some such similar designation. The obligations-of the receiving party with regard to Confidential Information shall survive the termination or expiration of this Agreement for a period of three (3) years.

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10.   Termination of Agreement. This Agreement, other than as limited by the above paragraph 9 titled Confidential Information, shall automatically terminate upon the happening of any of the following events: (a) The other party hereto ceases to actively carry on business; (b) The other party hereto fails to remedy a default of any of the terms, covenants, or conditions contained, in this Agreement within thirty (30) days after being requested, in writing by the other party hereto, to do so; or (c). The other party hereto is declared bankrupt by a court of law, goes into liquidation, or has a trustee appointed for the benefit of creditors. However, the parties hereto agree that this Agreement will survive any corporate mergers, buyouts, or acquisitions in which the substantial nature of the business has not changed. The parties hereto agree that BSI has the right to terminate this Agreement if Titan is not awarded the contract for the Project within sixty (60) days of the date first above written or if no sales are realized by BSI during any twelve (12) month period. In the event of termination of this Agreement, for any reason, then each party shall return all materials to the other party hereto within ten (10) days of such termination.

11. Official Notices. The parties hereto agree that all written notifications, required by this Agreement, shall be made by Federal Express or similar carriers to:

           BSI2000, Inc.                             Titan Secure Systems
           -------------                             --------------------
      Name:        Jack Harper                    Name:        Allan VanDeventer
      Title:       President                      Title:       Vice President
      Address:     12600 W. Colfax Avenue         Address:     1900 Campus Commons Dr.
                   Suite B410                                  Suite 400
                   Lakewood, Colorado 80215                    Reston, Virginia 20191

12.   Miscellaneous.

      a. Patent Indemnification. BSI agrees that it will indemnify Titan against any patent infringement actions that arise from the purchase or use of TDs that are provided by BSI. Titan agrees that it will notify BSI, in writing, of any such patent infringement allegations within ten days of notification.

      b. Press Releases. The parties hereto agree that no press releases that discuss this Agreement, in whole or in part, will be released without the express prior approval of the other party. The parties further agree to identify the other party as an alliance member in any such press release.

      c. Enforceability. Should any provision of this Agreement be held by a court of law to be illegal or unenforceable, then the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

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      d.    Waiver. The failure of any party hereto to enforce any of the terms and conditions of this Agreement shall not constitute a waiver of that party's right hereunder to enforce each and every term and condition of this Agreement or upon reasonable notice to require correction of a default previously waived.

      e. Governing Laws. This Agreement shall be deemed to have been entered into and shall be interpreted by the laws of the State of Colorado.

      f. Headings. The headings used in this Agreement are for organizational purposes only and are not to be used in the interpretation of this Agreement.

      g. Total Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to its subject matter and supercedes all prior agreements, commitments, or representations of any kind, oral or written, and may be amended or modified, in writing, by mutual consent of duly authorized representatives of all of the parties hereto.

      h. Conflict. In the event of a particular conflict between the terms of this Agreement and the terms of the purchase order subsequently entered into by the parties, the terms of the purchase order shall control.

In witness whereof, the parties have executed this Strategic Alliance Agreement in two originals as of the day and year first above written.

BSI2000, Inc.                             Titan Secure Systems


Signed:   /s/  Jack Harper                Signed:   /s/  Michael Walker
        ----------------------                    ------------------------------

Name:   Jack Harper                       Name:   Michael Walker

Title:  President                         Title:  President and General Manager

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